Sub-Item 77C: Submission of Matters to a Vote of Security Holders

At a Special Meeting of Shareholders of the Sterling Capital Small Cap Value Fund (the "Sterling AIC Fund"), a series of The Advisors' Inner Circle Fund, held on August 9, 2006 and reconvened on November 8, 2006, shareholders of the Sterling AIC Fund voted to approve an Agreement and Plan of Reorganization ("Reorganization Plan") providing for the transfer of all of the assets of the Sterling AIC Fund, effective December 18, 2006, in exchange for Sterling Shares of the Sterling Capital Small Cap Value Fund (the "Sterling BB&T Fund"), a new shell series of BB&T Funds, a Massachusetts business trust, and the assumption by the Sterling BB&T Fund of all of the liabilities of the Sterling AIC Fund, followed by the dissolution and liquidation of the Sterling AIC Fund and the distribution of Sterling Shares of the Sterling BB&T Fund to the shareholders of the Sterling AIC Fund.

     For          Against         Abstain            Total
2,133,414.35     14,328.70       248,562.26       2,396,305.31